Exhibit 99.1

FOR IMMEDIATE RELEASE	OTCQB: RESX

RestorGenex Reports First Quarter 2015 Financial Results

Buffalo Grove, Illinois (May 11, 2015) - RestorGenex Corporation (OTCQB: RESX), a specialty biopharmaceutical company focused on developing products for oncology, ophthalmology and dermatology, today reported its financial results and cash balance for the first quarter ended March 31, 2015.

As of March 31, 2015 cash and cash equivalents totaled approximately $19.2 million, which the Company believes is sufficient to fund its operations well into 2016.  The Company has no debt.  RestorGenex incurred a net loss of approximately $3.5 million, or $0.19 per share, for the first quarter ended March 31, 2015, compared to a net loss of $1.4 million, or $0.23 per share, for the same period in 2014.  The increase in the net loss was due primarily to higher expenses associated with the Company’s core product development efforts.

“RestorGenex remains focused on completing the CMC work and pre-clinical studies necessary for the initiation of clinical trials in 2016,” said Stephen M. Simes, chief executive officer.  “Our lead product, RES-529, has shown pre-clinical efficacy in a variety of tumor cell models.  Significant work has been performed and published describing the effect of RES-529 on TORC1 and TORC2 (two key components of the PI3-Kinase signaling pathway). This work has supported the granting of orphan designation in glioblastoma multiforme and provides preclinical support for future development in other tumor types such as lung, breast and prostate cancers.  Our pre-clinical progress in 2015 will set the path for the Company’s robust clinical program expected to be initiated in 2016.”

About RestorGenex Corporation

RestorGenex is a specialty biopharmaceutical company focused on developing a portfolio of first-in-class therapeutic products to treat diseases across the ophthalmologic, oncologic and dermatologic space. RestorGenex’s lead product is a novel PI3K/Akt/mTOR pathway inhibitor which has completed two Phase I clinical trials for age-related macular degeneration and is in pre-clinical development for glioblastoma multiforme.  The current pipeline also includes a “soft” anti-androgen compound for the treatment of acne vulgaris.  RestorGenex’s novel inhibition of the PI3K pathway and unique targeting of the androgen receptor show promise in a number of additional diseases, which the Company is evaluating for the purpose of creating safe and effective treatments and innovative therapies.  For additional information please see: www.restorgenex.com.

Forward Looking Statements

Certain statements in this release are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about RestorGenex’s anticipated clinical work in 2015 and 2016 and other statements that are not historical in nature, particularly those that utilize terminology such as “plans,” “anticipates,” “will,” “proposed,” “may,” “expects,” “future,” “continue,” “show promise,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause RestorGenex’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular risks and uncertainties include, among others, uncertainties involved in clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, RestorGenex’s ability to license out its existing products and technologies and license in additional products and technologies and the terms of such licenses; and other risks and uncertainties described in RestorGenex’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2015.  All forward-looking statements in this release speak only as of the date of this release and are based on RestorGenex’s current beliefs and expectations. RestorGenex undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information

The Trout Group LLC

Marcy Nanus, 646-378-2927

mnanus@troutgroup.com

PCG Advisory Group

Stephanie Prince, 646-762-4518
sprince@pcgadvisory.com